Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL PROVIDES BUSINESS UPDATE

Elk Grove Village, IL (August 22, 2005) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided a third quarter update today.

ISCO International’s revenue, based on orders in hand through the middle of the third quarter, is approximately $1.3 million, with year to date revenue exceeding $7 million, nearly 3 times the full year 2004 sales of $2.6 million, Chief Executive Officer John Thode announced.

“While we entered Q3 with little order backlog, we’ve made measurable progress over the last several weeks,” Thode said. “We continue to vigorously pursue every opportunity, and we are pleased to continue our positive momentum for the year.”

ISCO further said that it has received the first RF² order from a potentially significant new account, a major US CDMA operator, as well as a major customer commitment for a field trial of its newly released PCS product line.

Thode also announced that the Board of Directors has enacted a Stock Ownership Policy, effective January 1, 2006. Details will be available separately, but the plan sets minimum thresholds of stock ownership for officers and directors. He indicated that the ISCO Board had unanimously agreed to institute the policy to more explicitly demonstrate the alignment of interests between officers and directors and shareholders and in continuing to adopt best practices in corporate governance.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to protect its intellectual property; market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the risk of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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